Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Year Ended September 30, 2008

NotifyLink revenue increases by thirty-two percent over the same quarter in prior year and twenty-five percent overall from the prior year.

San Jose, CA, November 6, 2008 -- Notify Technology Corporation (OTC BB: NTFY) today announced financial results for its fiscal year ended September 30, 2008.

Quarterly revenue increased 32% to $1,309,280 in the three-month period ended September 30, 2008 from $988,711 during the same period in the prior year. The annual improvement was 25% to $4,640,723 for the fiscal year ended September 30, 2008 from $3,709,404 during the fiscal year ended September 30, 2007.

The Company showed a net gain for the fiscal quarter ended September 30, 2008, of $9,114 or a net gain per share of $0.00, compared to a net loss of $128,274, or a net loss per share of $0.01, reported for the fiscal year ended September 30, 2007. The results for the twelve months ended September 30, 2008 was a loss of $287,680, or a net loss per share of $0.02 compared to a loss of $426,004, or a net loss per share of $0.03 for the twelve months ended September 30, 2007.

Although the gain for the 4th fiscal quarter was minimal it was achieved despite a year of unprecedented investment in research and development to maintain and enhance mobile support for twelve email platforms, to develop support for the Apple® iPhone® and iPod® touch, and provide support for the Google Enterprise™ Professional program for organizations using Gmail™ and Google Calendar™.

“Quarter by quarter we continue to invest in our product development program to strengthen our position in the market. As a result, our NotifyLink product revenue has grown for the past twenty consecutive quarters. At the same time, we were recognized for the 4th consecutive year by the Gartner Group Magic Quadrant for Wireless Email,” said Paul DePond President and CEO of Notify Technology Corporation. “The success of our On-Demand version of NotifyLink used by Sun Microsystems and Oracle Corporation provides a strong example to large organizations contemplating outsourcing their mobility needs to Notify.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance of our wireless products. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Months		Fiscal Years
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Audited)

Revenue:
Product revenue	$1,309,280	$988,711	$4,640,723	$3,709,404
Service revenue	--	--	--	237,991
Total revenue	1,309,280	988,711	4,640,723	3,947,395

Cost of revenue:
Product cost	2,705	3,805	14,160	17,385
Royalty payments	34,312	27,686	139,595	103,439
Total cost of revenue	37,017	31,491	153,755	120,824
Gross profit	1,272,263	957,220	4,486,967	3,826,571

Operating expenses:
Research and development	433,566	363,366	1,620,526	1,308,428
Sales and marketing	507,392	365,910	1,881,552	1,612,915
General and administrative	324,443	338,857	1,281,302	1,287,246
Total operating expenses	1,265,401	1,068,133	4,783,380	4,208,589

Gain (Loss) from operations	6,862	(110,913)	(296,412)	(382,018)

Other interest (expense), net	2,252	2,040	13,542	1,717
Option vesting expense	--	(14,553)	(4,810)	(43,856)
Gain (loss) on sales of assets	--	(4,848)	--	(1,848)

Net gain (loss)	$9,114	$(128,274)	$(287,680)	$(426,004)

Basic and diluted net gain (loss) per share	$0.00	$(0.01)	$(0.02)	$(0.03)

Basic and diluted weighted average shares outstanding	13,968,995	13,968,995	13,968,995	13,968,995

NOTIFY TECHNOLOGY CORPORATION
Audited Condensed Balance Sheets

	Sept. 30,	Sept. 30,
	2008	2007

Assets:
Current assets:
Cash and cash equivalents	$1,010,607	$839,775
Accounts receivable, net	509,735	588,295
Other assets	39,452	51,692
Total current assets	1,559,793	1,479,762
Property and equipment, net	173,224	98,983
Total assets	$1,733,018	$1,578,745
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$4,445	$7,243
Accounts payable	40,045	31,915
Accrued payroll and related liabilities	349,292	260,216
Deferred revenue	2,418,235	2,126,518
Other accrued liabilities	171,108	143,189
Total current liabilities	2,983,125	2,569,081
Long-term capital lease obligations	10,685	15,519
Total liabilities	2,993,810	2,584,600
Shareholders' deficit:
Common stock	14,076	13,969
Additional paid-in capital	23,387,395	23,354,759
Accumulated deficit	(24,662,263)	(24,374,583)
Total shareholders’ deficit	(1,260,792)	(1,005,855)
Total liabilities and shareholders' deficit	$1,733,018	$1,578,745